UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): May 2, 2025

Henry Schein, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27078	11-3136595
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

135 Duryea Road, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 843-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	HSIC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Letter Agreement to Remove Voting Commitment

On May 2, 2025, Henry Schein, Inc. (the “Company”) and KKR Hawaii Aggregator L.P., an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) entered into a letter agreement (the “Letter Agreement”) for the purpose of removing KKR’s voting commitment set forth in the Strategic Partnership Agreement, dated January 29, 2025, between the Company and KKR (as amended, supplemented or otherwise modified from time to time, the “Partnership Agreement”).

Except as specifically set forth in the Letter Agreement, (i) the execution, delivery and effectiveness of the Letter Agreement shall not constitute a waiver or amendment of any provision of the Partnership Agreement and (ii) all of the terms of the Partnership Agreement shall remain unmodified and in full force and effect.

The foregoing summary of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached as Exhibit 10.1, and which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2025, Max Lin was appointed to the Company’s board of directors (the “Board”) as a director. The Board has determined that Mr. Lin qualifies as an “independent director” as such term is defined in the rules and regulations of the Nasdaq Stock Market. In connection with Mr. Lin’s appointment to the Board, the Company increased the size of the Board to 15 directors. In addition, the Company has also appointed Mr. Lin to the Board’s Nominating and Governance Committee as Vice Chair and to the Board’s Strategic Advisory Committee.

Mr. Lin has been appointed to the Board pursuant to the Partnership Agreement between the Company and KKR. Per the Partnership Agreement, Mr. Lin’s appointment to the Board was subject to KKR satisfying certain regulatory conditions, including the expiration or termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain regulatory approvals under the laws of Sweden and Italy. As of April 10, 2025, such regulatory conditions have been satisfied.

Except as described herein, there are no other arrangements or understandings between Mr. Lin and any other person pursuant to which he was selected as a director. Mr. Lin will receive the standard cash compensation available to non-employee directors, which is described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 9, 2025 and which will be made payable to KKR. Mr. Lin will not receive the standard equity compensation available to non-employee directors. Mr. Lin is not a party to any transaction subject to Section 404(a) of Regulation S-K involving the Company or any of its subsidiaries. The Company will also enter into its standard form of indemnification agreement with Mr. Lin.

Mr. Lin is a partner at KKR where he leads the Health Care industry team within the Americas Private Equity platform and serves as a member of the Investment Committee and Portfolio Management Committee for Americas Private Equity, the Health Care Strategic Growth Investment Committee and the Global Conflicts and Compliance Committee. Mr. Lin also currently serves on public and private boards, including at BrightSpring Health Services, Inc., a publicly held provider of home and community-based healthcare services; Cotiviti, Inc., a privately held provider of healthcare analytics; Global Medical Response, Inc., a privately held provider of emergency health services; PetVet Care Centers, LLC, a privately held nationwide veterinary network; and Ensora Health (formerly known as Therapy Brands), a privately held provider of software and services for mental and behavioral health therapists. Mr. Lin is also a former board member of Biomet, Inc.; Covenant Physician Partners; Envision Healthcare Corporation; Heartland Dental, LLC and PRA Health Sciences, Inc. Mr. Lin holds an M.B.A. from Harvard Business School as well as a B.S. and B.A.S. from the University of Pennsylvania.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Letter Agreement to Remove Voting Commitment by and between the Company and KKR

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY SCHEIN, INC.

Date: May 2, 2025	By:	/s/ Walter Siegel
	Name:	Walter Siegel
	Title:	Senior Vice President and Chief Legal Officer